EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2015

ELK GROVE VILLAGE, Ill., Sept. 10, 2014 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2014.

Revenues decreased to $54.9 million in the first quarter of fiscal 2015 from $56.2 million for the same quarter in the prior year. Net income of $16,810 was recorded for the quarter ended July 31, 2014 compared to a net income of $967,464 for the same period in the prior year. Basic and diluted earnings per share for the quarter ended July 31, 2014, were each $0.00, compared to basic and diluted earnings per share of $0.24 for the same quarter ended July 31, 2013.

Commenting on SigmaTron's first quarter fiscal 2015 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "The first quarter of fiscal 2015 was disappointing financially. As I have stated many times in the past, our customers' demand can be volatile short term and we experienced what appears to be an unexpected short term slowdown in shipments during the first quarter. Revenue was down modestly from the fourth quarter of fiscal 2014. While there is some seasonality to our overall customer demand, this slowdown was unexpected going into the first quarter of fiscal 2015 and I believe reflects the continuing volatility of customer demand and the short term focus of the economy.

"With that said, I think that it is important to note that in spite of the lower revenue in the quarter and the continuing pricing pressures in the market, we were able to manage the Company to breakeven results for the quarter.  Furthermore, I am pleased to report that the revenue for the second quarter has started stronger than the first quarter.  I suspect that the unexpected slowdown was due primarily to customers managing their inventories short term and our customers are now back on track to their original forecasts.

"I am pleased to report that we have recently been awarded new programs with existing customers that are expected to increase our business with them.  Also, several programs with new customers will launch during the second quarter which should help set the stage for future revenue growth, which is important given the pricing pressures we face.

"I am also pleased to report that we have reached an agreement in principle with our bank, Wells Fargo Bank NA, extending our revolving line of credit to October 2017.  The Agreement will provide greater access to working capital if necessary to support our anticipated revenue growth.  We are thankful for their support as we continue to work to grow the Company.

"So while it is disappointing to report a breakeven quarter and continuing margin pressures, we continue to see positive developments and anticipate improved results in the future.  The addition of the Spitfire engineering capability continues to be a positive as we attract new customers in new markets and support new programs with existing customers.  We will continue to plan for growth while managing the Company to be flexible to the volatile demand swings, with an eye on long term results for the Company."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended July 31, 2014	Three Months Ended July 31, 2013

Net sales	$54,947,477	$56,166,061

Cost of products sold	50,201,029	49,877,653

Gross profit	4,746,448	6,288,408

Selling and administrative expenses	4,514,211	4,855,558

Operating income	232,237	1,432,850

Other expense	216,671	192,511

Income from operations before income tax	15,566	1,240,339

Income tax (benefit) expense	(1,244)	272,875

Net income	$16,810	$967,464

Net income per common share -- basic	$0.00	$0.24

Net income per common share -- assuming dilution	$0.00	$0.24

Weighted average number of common equivalent shares outstanding - assuming dilution	4,105,627	4,011,001

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2014	April 30, 2014

Assets:

Current assets	$85,066,460	$83,170,480

Machinery and equipment-net	33,629,990	32,692,908

Intangibles	5,501,240	5,602,754
Goodwill	3,222,899	3,222,899
Other assets	1,003,384	790,390

Total assets	$128,423,973	$125,479,431

Liabilities and stockholders' equity:

Current liabilities	$40,113,434	$36,998,496

Long-term obligations	32,801,769	33,074,592

Stockholders' equity	55,508,770	55,406,343

Total liabilities and stockholders' equity	$128,423,973	$125,479,431
CONTACT: For Further Information Contact:
         SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095